Exhibit 10.62

2011 Award

TRIMAS CORPORATION

2006 LONG TERM EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

TriMas Corporation (“Corporation”), as permitted by the TriMas Corporation 2006 Long Term Equity Incentive Plan (“Plan”), hereby grants to the Grantee listed below (“Grantee”), a Restricted Stock Unit Award (“Award”) for the number of shares of the Corporation’s Common Stock set forth below (“Restricted Stock Units”), subject to the terms and conditions of the Plan and this Restricted Stock Unit Agreement (“Agreement”).

Unless otherwise defined herein or in the Glossary set forth in Appendix A hereto, the terms used in this Agreement have the same meaning as defined in the Plan.  The term “Service Provider” as used in this Agreement means an individual actively providing services to the Corporation or a Subsidiary.

I.              NOTICE OF RESTRICTED STOCK UNIT AWARD

Grantee:
Date of Agreement:	February 24, 2011
Grant Date:	February 24, 2011
Number of Restricted Stock Units in Award:
Date Restriction Period Ends (“Restricted Period”):	September 30, 2013(1)

II.            AGREEMENT

A.            Grant of Restricted Stock Units.  The Corporation hereby grants to the Grantee the number of Restricted Stock Units set forth above.  The Restricted Stock Units granted under this Agreement are payable only in shares of Common Stock of the Corporation.  Each Restricted Stock Unit is equal to the Fair Market Value of one share of Common Stock on the vesting dates described below.  Notwithstanding anything to the contrary anywhere else in this Agreement, the Restricted Stock Units in this Award are subject to the terms, definitions and provisions of the Plan, which are incorporated herein by reference.

1.             Vesting.  The Restricted Stock Units vest as follows:

(a)   Upon the Corporation achieving at least $2.00 of cumulative earnings per share for any consecutive four financial quarters from  April 1, 2011 through September  30, 2013 (the “EPS Performance Measure”), [  ] Restricted Stock Units shall vest on the close of the

(1)  Award is subject to graduated vesting as described in Section II.A.(1).

business day immediately following the release of earnings for the quarter in which the EPS Performance Measure is met (the “EPS Vesting Date”) and [ ] Restricted Stock Units shall vest on the first anniversary of the EPS Vesting Date and [ ] Restricted Stock Units shall vest on the second anniversary date of the EPS Vesting Date.

(b)  Upon the Corporation’s stock price closing at or above $30.00 per share for 30 consecutive trading days provided such 30th trading day is prior to September 30, 2013, [  ] Restricted Stock Units shall vest on the close of the business day on which such trading threshold is satisfied, [ ] Restricted Stock Units shall vest on the first anniversary of the satisfaction of such threshold and [ ] Restricted Stock Units shall vest on the second anniversary of the satisfaction of such threshold.

(c)  Upon the Corporation’s stock price closing at or above $35.00 per share for 30 consecutive trading days provided such 30th trading day is prior to September 30, 2013, [ ] Restricted Stock Units shall vest on the close of the business day on which such trading threshold is satisfied, [ ] Restricted Stock Units shall vest on the first anniversary of the satisfaction of such threshold and [ ] Restricted Stock Units shall vest on the second anniversary of the satisfaction of such threshold.

All vesting dates shall be subject to the Grantee’s continued status as a Service Provider through each such date.  If the Grantee is still a Service Provider on the date listed, the Corporation will pay to the Grantee the value of the vested Restricted Stock Units in shares of Common Stock of the Corporation as soon as practicable after such dates, but not later than March 15th of the calendar year following the calendar year in which the designated number of Restricted Stock Units vest.  Any unvested Restricted Stock Units subject to the Award will be forfeited if the Grantee terminates the Grantee’s services with the Corporation or a Subsidiary before the end of the Restriction Period, except as designated otherwise in this Agreement.

2.             Rights as Stockholder.  The Grantee will not have any rights of a stockholder (including voting and dividend rights) with respect to the Restricted Stock Units covered by this Award, except as otherwise provided in this Section II.A.(2).

(a)           The Grantee is entitled to receive Dividend Equivalents on Restricted Stock Units with respect to the payment of cash dividends on Common Stock having a record date before the vesting date(s) of the Restricted Stock Units subject to the Award.  The Dividend Equivalents will be paid by crediting the Grantee with additional whole Restricted Stock Units as of the date of payment of the cash dividends on Common Stock.  The number of additional Restricted Stock Units (rounded to the nearest whole number) to be credited will be determined by dividing (1) the amount of cash dividends paid on that date with respect to the number of Restricted Stock Units previously credited to the Grantee, by (2) the Fair Market Value per share of Common Stock on that date.  The additional Restricted Stock Units are subject to the same terms and conditions as the Restricted Stock Units covered by this Award, including vesting only at the end of the applicable vesting date and payment solely in shares of Common Stock.

3.             Adjustments.  In the event of any stock dividend, reclassification, subdivision or combination, or similar transaction affecting the Restricted Stock Units covered by this Award, the rights of the Grantee will be adjusted as provided in Article X of the Plan.

4.             Termination of Services.  Any unvested Restricted Stock Units subject to the Award will be forfeited if the Grantee voluntarily terminates the Grantee’s services with the Corporation or a Subsidiary, or terminates due to “Cause” before the end of the Restriction Period.  Notwithstanding the foregoing, the Restriction Period will immediately end upon the occurrence of the following:   (a) the Grantee’s termination of services due to death or Disability, or (b) the Grantee’s “Qualifying Termination” (as defined in Appendix A, attached hereto) within three years following a Change in Control.  However, if the Grantee’s services are involuntarily terminated by the Corporation or a Subsidiary without “Cause,” or if the Grantee’s services are terminated for “Good Reason” (as defined in Appendix A), the Restriction Period will end on the date of the termination for the number of Restricted Stock Units pro-rated based on the period between the Grant Date and the end of the Restriction Period during which Grantee was a Service Provider.  Further, the Corporation retains the right to accelerate or waive the Restriction Period on the Restricted Stock Units granted by this Award.  Upon the vesting of the Restricted Stock Units at the end of the Restriction Period, the value of the Restricted Shares Units becomes payable to the Grantee in shares of Common Stock of the Corporation.

B.            Other Terms and Conditions.

1.             Non-Transferability of Award.  Except as described below, this Award and the Restricted Stock Units subject to the Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by laws of descent or distribution.  Notwithstanding the foregoing, with the consent of the Administrator, the Grantee may assign or transfer the Award and its underlying Restricted Stock Units to a Permitted Assignee, if the Permitted Assignee is bound by and subject to all terms and conditions of the Plan and this Agreement, and the Permitted Assignee executes an agreement satisfactory to the Corporation evidencing these obligations.  The terms of this Award are binding on the executors, administrators, heirs, successors and assigns of the Grantee.

2.             Withholding.  Grantee authorizes the Corporation to withhold from the shares of Common Stock to be delivered as payment the amount needed to satisfy any applicable income and employment tax withholding obligations, or Grantee agrees to tender sufficient funds to satisfy any applicable income and employment tax withholding obligations in connection with the vesting of the Restricted Stock Units under the Award.

3.             Dispute Resolution.  Grantee and the Corporation agree that any disagreement, dispute, controversy, or claim arising out of or relating to this Agreement, its interpretation, validity, or the alleged breach of this Agreement, will be settled exclusively and, consistent with the procedures specified in this Section, irrespective of its magnitude, the amount in controversy, or the nature of the relief sought.

(a)           Negotiation.  In the event of any dispute, controversy, claim, question or disagreement arising from or relating to this Agreement or the breach of this Agreement, the Grantee and the Corporation will use their best efforts to settle the dispute, claim, question or disagreement.  To this effect, they will consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties.

(b)           Arbitration.  If the Grantee and the Corporation do not reach a solution within a period of 30 days, then, upon written notice by the Grantee to the Corporation or the Corporation to the Grantee, all disputes, claims, questions, controversies, or differences will be submitted to arbitration administered by the American Arbitration Association (the “AAA”) in accordance with the provisions of its Employment Arbitration Rules (the “Arbitration Rules”).

(1)           Arbitrator.  The arbitration will be conducted by one arbitrator skilled in the arbitration of executive employment matters.  The parties to the arbitration will jointly appoint the arbitrator within 30 days after initiation of the arbitration.  If the parties fail to appoint an arbitrator as provided above, an arbitrator with substantial experience in executive employment matters will be appointed by the AAA as provided in the Arbitration Rules.  The Corporation will pay all of the fees, if any, and expenses of the arbitrator and the arbitration, unless otherwise determined by the arbitrator.  Each party to the arbitration will be responsible for his/its respective attorneys fees or other costs of representation.

(2)           Location.  The arbitration will be conducted in Oakland County, Michigan.

(3)           Procedure.  At any oral hearing of evidence in connection with the arbitration, each party or its legal counsel will have the right to examine its witnesses and cross-examine the witnesses of any opposing party.  No evidence of any witness may be presented in any form unless the opposing party or parties has the opportunity to cross-examine the witness, except under extraordinary circumstances in which the arbitrator determines that the interests of justice require a different procedure.

(4)           Decision.  Any decision or award of the arbitrator is final and binding on the parties to the arbitration proceeding.  The parties agree that the arbitration award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found and that a judgment upon the arbitration award may be entered in any court having jurisdiction.

(5)           Power.  Nothing contained in this Agreement may be deemed to give the arbitrator any authority, power, or right to alter, change, amend, modify, add to, or subtract from any of the provisions of this Agreement.

The provisions of this Section survive the termination or expiration of this Agreement, are binding on the Corporation’s and Grantee’s respective successors, heirs, personal representatives, designated beneficiaries and any other person asserting a claim described above, and may not be modified without the consent of the Corporation.  To the extent arbitration is required, no person asserting a claim has the right to resort to any federal, state or local court or administrative agency concerning the claim unless expressly provided by federal statute, and the decision of the arbitrator is a complete defense to any action or proceeding instituted in any tribunal or agency with respect to any dispute, unless precluded by federal statute.

4.             Code Section 409A.  Without limiting the generality of any other provision of this Agreement, Section 11.9 of the Plan pertaining to Code Section 409A is hereby explicitly incorporated herein.

5.             No Continued Right as Service Provider.  Nothing in the Plan or in this Agreement confers on the Grantee any right to continue as a Service Provider of the Corporation or any Subsidiary, or may interfere with or restrict in any way the rights of the Corporation or any Subsidiary, which are hereby expressly reserved, to discharge the Grantee at any time for any reason whatsoever, with or without Cause, except to the extent expressly provided otherwise in a written employment agreement between the Grantee and the Corporation or any Subsidiary.

6.             Governing Law.  This Agreement is governed by and construed in accordance with the laws of the State of Michigan, notwithstanding conflict of law provisions.

(Signature Page Follows)

This Agreement may be executed in two or more counterparts, each of which is deemed an original and all of which constitute one document.

TRIMAS CORPORATION

Dated:	By:
Name:
Title:

GRANTEE ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS RESTRICTED STOCK UNIT AGREEMENT, NOR IN THE CORPORATION’S 2006 LONG TERM EQUITY INCENTIVE PLAN, WHICH IS INCORPORATED HEREIN BY REFERENCE, CONFERS ON GRANTEE ANY RIGHT WITH RESPECT TO CONTINUATION AS A SERVICE PROVIDER OF THE CORPORATION OR ANY PARENT OR SUBSIDIARY, NOR INTERFERES IN ANY WAY WITH GRANTEE’S RIGHT OR THE CORPORATION’S RIGHT TO TERMINATE GRANTEE’S SERVICE PROVIDER RELATIONSHIP AT ANY TIME, WITH OR WITHOUT CAUSE AND WITH OR WITHOUT PRIOR NOTICE.

Grantee acknowledges receipt of a copy of the Plan and represents that the Grantee is familiar with the terms and provisions of the Plan.  Grantee hereby accepts this Restricted Stock Unit Award subject to all of the terms and provisions hereof.  Grantee has reviewed the Plan and this Restricted Stock Unit Agreement in their entirety.  Grantee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan or this Award.

Dated:	By:
Name:
Title:

APPENDIX A

TO

RESTRICTED STOCK UNIT AGREEMENT

GLOSSARY

For purposes of this Agreement, the following terms shall be defined as follows:

“Good Reason” means:

•          A material and permanent diminution in the Grantee’s duties or responsibilities;

•          A material reduction in the aggregate value of base salary and bonus opportunity or material reduction in the aggregate value of other benefits provided to the Grantee by the Corporation; or

The Grantee must notify the Corporation of the Grantee’s intention to invoke termination for Good Reason within 120 days after the Grantee has knowledge of such event and provide the Corporation 15 days’ opportunity for cure, or such event shall not constitute Good Reason.  The Grantee may not invoke termination for Good Reason if Cause exists at the time of such termination.

“Qualifying Termination” means a termination of the Grantee’s services with the Corporation or a Subsidiary for any reason other than:

•          Death;

•          Disability;

•          Cause (as defined above); or

•          A termination of Services by the Grantee without Good Reason, (as defined above).

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